Exhibit 23.7

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 30, 2022, with respect to the consolidated financial statements of Terra Income Fund 6, Inc. as of December 31, 2021 and 2020 incorporated herein by reference and to the references to our firm under the headings “Experts” in the prospectus.

/s/ KPMG LLP

New York, NY

June 24, 2022